Annual Meeting Results
An annual meeting of the funds shareholders was held on September 15, 2004. Each matter voted upon at that meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes with respect to such matters, are set forth below.

(1) The funds preferred shareholders elected the following directors:

			  Shares  	Shares Withholding
			Voted For 	Authority to Vote
Roger A. Gibson ........ 1,343 			-
Leonard W. Kedrowski ... 1,343 			-

(2) The funds common and preferred shareholders, voting as a single class, elected the following directors:

			  Shares 	Shares Withholding
			 Voted For 	Authority to Vote
Benjamin R. Field III .. 5,522,648 	     102,475
Mickey P. Foret ........ 5,525,990 	      99,133
Victoria J. Herget ..... 5,522,648 	     102,475
Richard K. Riederer..... 5,529,648 	      95,475
Joseph D. Strauss....... 5,529,176 	      95,947
Virginia L. Stringer ... 5,522,648 	     102,475
James M. Wade .......... 5,515,648 	     109,475

(3) The funds common and preferred shareholders, voting as a single class, ratified the selection by the funds board of directors of Ernst & Young LLP as the independent registered public accounting firm for the fund for the fiscal year ending January 31, 2005.
The following votes were cast regarding this matter:

  Shares       Shares                      Broker
 Voted For  Voted Against   Abstentions   Non-Votes
 5,556,819    27,515 	      40,789 	      -